Exhibit 10.3

The Store Lease

Lessor (Party A): Wuhan Huayuan Technology Development Co., Ltd.

Lessee (Party B): Wuhan Kingold Jewelry Co., Ltd.

According to the rules of Contract Law of our nation and the relevant laws and regulations, the following contract relevant with the building leasing should be established on the basis of equality, free will and consensus by negotiation:

Article 1 Premises and Purposes of Lease

Party A agrees to lease Store No. 6, Building No. 1, Kingold Jewelry Cultural Industry Park, located in No. 8 Hanhuang Road, Jiang’an District, Wuhan to Party B. The total area of the building for rental is 340 square meters. The scope of operation of the leasing units is limited on the scope of operation ruled by Party B’s business license.

Article 2 The term of lease is five years from October 1, 2016 to September 30, 2021.

Article 3 Rent:

The rent is 280 yuan/ square meter/ month (including the property management fee). The monthly rent is RMB 95,200 yuan; the rent should be paid monthly. Party B should pay the rent of the first month in a lump sum on the day of signing the contract. The rest monthly rent should be paid on the 15th of every month. Party A should give the receipt to Party B after receiving the rent.

Article 4 Facilities and Expenses Undertaking

1.	All expenses (including the building leasing tax) during lease term should be paid by Party B.
2.	If the building and its attached objects and devices are damaged or malfunctioned because of improper safekeeping or unreasonable usage, Party B should be responsible for repair or compensation.
3.	After expiration of this agreement, Party B cannot remove the floor tiles and ceiling decoration.

Article 5 Responsibilities and Obligations of Party A

1.	Party A should guarantee that the property right of the leasing shops is clear. If there are disputes, Party A should address them.

2.                   The building should be delivered to Party B when Party A signs the contract.

Article 6 Responsibilities and Obligations of Party B

1.	According to the regulations of the contract, Party B shall pay the rent and other expenses on time, use the building legally, and not conduct illegal activities which are guilty of dereliction or serious violation of law.
2.	If there are no written permissions of Party A and relevant departments, Party B shall not make any changes on the building’s structure. About the decorations of the building, Party B shall obey the principle that the building’s overall structure and devices are not damaged, and the decoration shall be agreed by Party A.
3.	During the period of the lease, Party B shall not do anything detrimental to the interests of Party A, such as subleasing, transferring, lending, pledging the building to a third party, or joint operation of the building.

4.	During the period of the lease, Party B shall be responsible for damage to Party A’s building caused by the accidents, such as burglary, fire etc., or accidents caused by Party B.
5.	On the premise of no violation of the lease, Party B has the priority to continue renting the building. Party B shall notify Party A within three months before the contract expires, if it intends to extend the lease. In this situation, both parties will discuss relevant matters over the extension.

Article 7 Termination of Contract

Unless any of the following situations occurs, this contract is completely effective during the contract period, and shall not be terminated unilaterally.

1.	The lease expires.
2.	The building is damaged seriously because of Party B.
3.	The building is damaged by a force majeure, so that cannot meet the purpose of usage.
4.	The government expropriates or forcibly dismantles the building.
5.	Party B fails to pay the rent for more than 10 days after the due date.

Article 8 Responsibility of Default

Any one party who breaks the contract and leads to termination of contract shall pay 1% of the total contract value as damages to the other party, and compensate for all the other losses and costs.

Article 9 Supplementary Agreement

During the period of the lease, if this contract shall be terminated ahead of schedule because of the factors such as national policy changes or a force majeure, Party A shall notify Party B half a month early. Party B shall transact the formalities of termination of the contract according to the requirements of the notification and leave the leased building on time. Party A is not responsible for the losses cause by the above factors, but shall return the rent that Party A has paid but the corresponding rent term has not passed yet.

Article 10 Party A shall provide the title deed (or the valid certification with the right to lease), identity certificate (business license) and other documents, while Party B shall provide the identity certificate. Both parties can copy each other’s documents for record after validation. All the copies are only for this lease.

Article 11 All disputes arising from this contract shall be settled in time through friendly negotiation. In case no settlement can be reached through negotiation, any one party can bring proceedings to the People's Courts in the locality where the shop is located.

Article 12 Both parties can make supplementary terms on the matters not stipulated in this contract by mutual agreement. The supplementary terms and attachments are also the parts of this contract, which have the equal legal effect with this contract.

Article 13 This contract takes effect after both parties sign it. This contract is in duplicate, and each party holds one.

Party A: Wuhan Huayuan Technology Development Co., Ltd.	Party B: Wuhan Kingold Jewelry Co., Ltd.
Entrusted agent: Zhihong Jia	Entrusted agent: Zhihong Jia

Signing Date: 6/27/2016